Exhibit 99.1

Contacts:

James Hannon

Atomic PR

415.402.0230

james@atomicpr.com

TAHER ELGAMAL JOINS TUMBLEWEED AS CHIEF TECHNOLOGY OFFICER

One of the world’s leading security experts selected to drive company’s technical vision and strategy

Redwood City, CA – October 3, 2006 – Tumbleweed® Communications Corp. (NASDAQ:TMWD) is a leading provider of email security, managed file transfer, and identity validation products.  Continuing to meet the security demands of Enterprise IT Organizations, Tumbleweed today announced that Dr. Taher Elgamal has joined as Chief Technology Officer. As CTO, Dr. Elgamal will run engineering and drive innovative R&D initiatives for Tumbleweed. Dr. Elgamal and his team will work closely with customers in developing next generation messaging security products expanding the company’s position as an industry leader and innovator.

Recognized as the inventor of Secure Socket Layer (SSL) technology, Dr. Elgamal wrote the patents and promoted SSL as the Internet security standard. An inventor of several technologies, Dr. Elgamal created several industry and government standards in data security and digital signatures area, including the Digital Signature Standard (DSS) government standard for digital signatures. Dr. Elgamal is the inventor of the Elgamal Cryptosystem which is used in many commercial products and is the foundation for modern elliptic-curve ciphers.

“We are very excited to have a security industry luminary like Taher join Tumbleweed,” said Jim Scullion, chief executive officer of Tumbleweed. “The appointment of Taher to the Chief Technology position fills a strategic leadership role in the company. Our goal is to continue to meet the secure messaging demands of our customers and the industry; as well as extending our leadership position in the security space. ”

Prior to joining Tumbleweed, Dr. Elgamal most recently served as Chairman and CEO of Ektasis, Inc. a provider of software for the next generation of applications on the Internet. Before that, Dr. Elgamal was founder, CTO and Chairman of Securify, Inc., a provider of real-time security monitoring and controls. Additionally, Dr. Elgamal also served as the Chief Scientist at Netscape, Inc. Dr. Elgamal has served on Tumbleweed’s Board of Directors since 2003 and has also served on the boards of RSA Security and Phoenix Technology.

“After three years on Tumbleweed’s board, I came to realize that this company has the potential to become an enormous enterprise security company.” Said Dr. Taher Elgamal. “Tumbleweed has a long history of innovation and leadership in messaging security. I am looking forward to contributing to the ongoing success by delivering technology that delights our customers.”

Dr. Elgamal holds a Ph.D. and M.S. in computer science from Stanford University and a B.S. in electrical engineering from Cairo University.

Executive Responsibility Changes

With the addition of Dr. Elgamal to the executive management team, there will be additional responsibility changes. Dr. Elgamal will oversee engineering and the newly created Office of Technology, which Mr. John Thielens, vp of technology will be managing. Mr. Jim Flatley, executive vice president of worldwide sales will be responsible for sales, customer support and professional services. In addition to marketing, Mr. Daniel Greenberg, chief marketing officer will also have product management reporting into his organization. Additionally, Mr. Jim Guthrie will be leaving Tumbleweed to pursue other interests. Mr. Guthrie was executive vice president of products.

SAFE HARBOR STATEMENT

Tumbleweed cautions that forward-looking statements contained in this press release are based on current plans and expectations as of the date of this press release, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. These factors are described in the Safe Harbor statement below.

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected, particularly with respect to Tumbleweed’s success with respect to driving innovative R&D initiatives, meeting customer and industry demands, extending its leadership in the security space, growing as an enterprise security company, and delighting its customers.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Form 10-K filed March 16, 2006 and Form 10-Q filed August 8, 2006.

Tumbleweed assumes no obligation to update information contained in this press release. Although this release may remain available on Tumbleweed’s website or elsewhere, its continued availability does not indicate that Tumbleweed is reaffirming or confirming any of the information contained herein.

About Tumbleweed Communications Corp.

Tumbleweed provides security solutions for email protection, file transfers, and identity validation that allow organizations to safely conduct business over the Internet. Tumbleweed offers these solutions in three comprehensive product suites: MailGate®, SecureTransport™, and Validation Authority™. MailGate provides protection against spam, viruses, and attacks, and enables policy-based message filtering, encryption, and routing. SecureTransport enables business to safely exchange large files and transactions without proprietary software.  Validation Authority is the world-leading solution for determining the validity of digital certificates.  Tumbleweed’s enterprise and government customers include ABN Amro, Bank of America Securities, Catholic Healthcare West, JP Morgan Chase & Co., The Regence Group (Blue Cross/Blue Shield), St. Luke’s Episcopal Healthcare System, the U.S. Food and Drug Administration, the U.S. Department of Defense, and all four branches of the U.S. Armed Forces. Tumbleweed was founded in 1993 and is headquartered in Redwood City, Calif. For additional information about Tumbleweed go to www.tumbleweed.com or call 650-216-2000.

Tumbleweed, the Arrows logo, MailGate, SecureTransport and Validation Authority are either registered trademarks or trademarks of Tumbleweed Communications Corp. in the United States and/or other countries.  All other trademarks are the property of their respective owners.

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